Exhibit 10.iii.

DESCRIPTION OF CERTAIN SEVERANCE BENEFITS FOR
JOHN J. FERGUSON

In connection with the resignation of John J. Ferguson as President and Chief Operating Officer of the Company effective September 23, 2003, the following awards under the Company's 1988 Stock Option and Award Plan will vest on the scheduled vesting dates notwithstanding such resignation:  (a) 10,000 shares of restricted common stock scheduled to vest on January 2, 2004; (b) nonqualifed employee stock options to purchase up to 66,667 shares of common stock at $13.08 per share scheduled to vest on March 4, 2004; and (c) nonqualifed employee stock options to purchase up to 36,666 shares of common stock at a price $10.76 per share scheduled to vest on January 2, 2004.

Return to IMC Global Inc. Form 10-Q